EXHIBIT 99.1

MannKind Corporation Reports 2019 First Quarter Financial Results

Conference Call to Begin Today at 9:00 AM ET

•	1Q 2019 Total Revenues of $17.4 million
o	1Q 2019 Afrezza Net Revenue was $5.1 million; +49% vs. 1Q 2018
o	1Q 2019 Collaborations and Services Revenue was $12.4 million
•	1Q 2019 net loss per share $(0.08) vs. $(0.25) in 1Q 2018; +68% improvement
•	Received first $12.5 million milestone payment under United Therapeutics License and Collaboration Agreement
•	Paid $2.5 million to Deerfield on May 6, 2019 for debt maturity
•	New scientific data released at ATTD and ACCE and late-breaking abstract accepted for release at ADA in June

WESTLAKE VILLAGE, CA, May 7, 2019 (GLOBE NEWSWIRE) — MannKind Corporation (NASDAQ:MNKD) today reported financial results for the quarter ended March 31, 2019.

“In the first quarter of 2019, we executed against the United Therapeutics License and Collaboration agreement, achieving the first of four milestone payments of $12.5 million. We also continued to grow Afrezza net revenue by 49% compared to 1Q 2018 and we released new clinical data at scientific meetings that continue to differentiate Afrezza from other rapid acting insulins,” said Michael Castagna, Chief Executive Officer of MannKind Corporation.

Total revenues were $17.4 million for the first quarter of 2019, reflecting Afrezza net revenue of $5.1 million and collaboration and services revenue of $12.4 million. Afrezza net revenue increased 49% compared to $3.4 million in the first quarter of 2018, primarily driven by higher product demand, a more favorable mix of cartridges and price. Collaboration and services revenue increased $12.4 million, primarily due to the United Therapeutics licensing and research agreements.

Afrezza cost of goods sold was $4.0 million for the first quarters of both 2019 and 2018. Afrezza gross profit for the first quarter of 2019 was $1.1 million, the second consecutive quarter that gross profit was recognized for Afrezza. Afrezza gross profit for the first quarter of 2018 was negative $0.6 million. The increase was primarily driven by higher Afrezza sales.

Research and development expenses for the first quarter of 2019 were $1.7 million compared to $2.6 million for the first quarter of 2018. This 37% decrease was primarily attributable to $0.4 million decreases in both lower clinical trial spending and lower personnel costs.

Selling, general and administrative expenses for the first quarter of 2019 were $25.7 million compared to $20.6 million for the first quarter of 2018. This 25% increase was primarily due to $9.3 million spent on direct-to-consumer television advertising offset by a $1.2 million decrease in personnel costs, a $0.9 million decrease in stock-based compensation expense, and a $0.7 million decrease in professional fees.

Interest expense on notes (facility financing obligation and senior convertible notes) for the first quarter of 2019 was $0.6 million compared to $1.8 million for the first quarter of 2018. This $1.2 million decrease was primarily due to a reduction in debt principal balances.

The net loss for the first quarter of 2019 was $14.9 million, or $0.08 per share compared to a $30.4 million net loss in the first quarter of 2018 or $0.25 per share. The lower net loss is mainly attributable to a $14.0 million increase in total revenues.

Cash, cash equivalents, restricted cash, and short-term investments at March 31, 2019 was $59.8 million compared to $71.7 million at December 31, 2018. The decrease was primarily due to net cash used in operating activities of $11.6 million in the first quarter of 2019, which included the receipt of a $12.5 million milestone payment from United Therapeutics.

Conference Call

MannKind will host a conference call and presentation webcast to discuss these results today at 9:00 a.m. Eastern Time. To participate in the live call by telephone, please dial (800) 289-0438 or (323) 794-2423 and use the participant passcode: 6329706. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's website at http://www.mannkindcorp.com under News & Events.

A telephone replay of the call will be accessible for approximately 14 days following completion of the call by dialing (844) 512-2921 or (412) 317-6671 and use the participant passcode: 6329706#. A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (NASDAQ: MNKD) focuses on the development and commercialization of inhaled therapeutic products for patients with diseases such as diabetes and pulmonary arterial hypertension. MannKind is currently commercializing Afrezza® (insulin human) Inhalation Powder, the Company’s first FDA-approved product and the only inhaled rapid-acting mealtime insulin in the United States, where it is available by prescription from pharmacies nationwide.  MannKind is headquartered in Westlake Village, California, and has a state-of-the art manufacturing facility in Danbury, Connecticut. The Company also employs field sales and medical representatives across the U.S. For further information, visit www.mannkindcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding MannKind’s ability to directly commercialize pharmaceutical products. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability to generate significant product sales for MannKind, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2018. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MANNKIND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenues:
Net revenue - commercial product sales	$5,076	$3,402
Revenue - collaborations and services	12,372	63
Total revenues	17,448	3,465
Expenses:
Cost of goods sold	4,020	4,008
Cost of revenue - collaborations and services	1,537	—
Research and development	1,667	2,644
Selling, general and administrative	25,673	20,618
(Gain) Loss on foreign currency translation	(1,935)	2,984
Total expenses	30,962	30,254
Loss from operations	(13,514)	(26,789)
Other (expense) income:
Interest income	318	106
Interest expense on notes	(593)	(1,794)
Interest expense on note payable to related party	(1,080)	(1,114)
Loss on extinguishment of debt	—	(825)
Other income (expense)	(14)	31
Total other expense	(1,369)	(3,596)
Loss before provision for income taxes	(14,883)	(30,385)
Provision for income taxes	—	—
Net loss	$(14,883)	$(30,385)
Net loss per share - basic and diluted	$(0.08)	$(0.25)
Shares used to compute basic and diluted net loss per share	187,434	120,911

MANNKIND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands except share data)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$34,530	$71,157
Restricted cash	527	527
Short-term investments	24,764	—
Accounts receivable, net	3,759	4,017
Inventory	3,720	3,597
Prepaid expenses and other current assets	2,392	2,556
Total current assets	69,692	81,854
Property and equipment, net	25,750	25,602
Right-of-use and other assets	5,519	249
Total assets	$100,961	$107,705

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$6,978	$5,379
Accrued expenses and other current liabilities	18,064	15,022
Facility financing obligation	11,385	11,298
Deferred revenue - current	32,384	36,885
Recognized loss on purchase commitments - current	9,057	6,657
Total current liabilities	77,868	75,241
Senior convertible notes	19,065	19,099
Note payable to related party	72,036	72,089
Accrued interest - note payable to related party	7,969	6,835
Recognized loss on purchase commitments - long term	85,344	91,642
Deferred revenue - long term	15,867	10,680
Milestone rights liability	7,201	7,201
Operating lease liabilities	3,615	—
Total liabilities	288,965	282,787
Commitments and contingencies
Stockholders' deficit:
Common stock, $0.01 par value - 280,000,000 shares authorized, 187,778,236 and 187,029,967 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1,878	1,870
Additional paid-in capital	2,765,020	2,763,067
Accumulated other comprehensive loss	(19)	(19)
Accumulated deficit	(2,954,883)	(2,940,000)
Total stockholders' deficit	(188,004)	(175,082)
Total liabilities and stockholders' deficit	$100,961	$107,705

Company Contact:
Rose Alinaya
SVP, Investor Relations and Treasury
818-661-5000
ir@mannkindcorp.com